Registration No. 333-

As filed with the Securities and Exchange Commission on June 13, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CATALYST INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	39-1415889
(State of Incorporation)	(I.R.S. Employer Identification No.)

8989 North Deerwood Drive
Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Catalyst International, Inc. 2001 Stock Option Plan
Catalyst International, Inc. U.K. Approved Company Share Option Scheme
(Full title of the Plans)

Laura L. Fese
Catalyst International, Inc.
8989 North Deerwood Drive
Milwaukee, Wisconsin 53223
(Name and address of agent for service)
(414) 362-6800
(Telephone number, including area code, of agent for service)

Copy to:
Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, no par value	1,500,000	$7.14	$10,710,000	$2,677.50

(1) The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"). The registration fee is based on the average of the high and low price per share of Catalyst International, Inc. Common Stock on June 8, 2001 on The Nasdaq Stock Market.

(2) Of the 1,500,000 shares of Common Stock to be registered, 1,000,000 shares are issuable pursuant to the Catalyst International, Inc. 2001 Stock Option Plan and 500,000 shares are issuable pursuant to the Catalyst International, Inc. U.K. Approved Company Share Option Scheme.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents are incorporated by reference in this Registration Statement:

(a)      The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(b)(i)      The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

(ii)      The Registrant's Current Report on Form 8-K dated as of March 14, 2001.

(c)      The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

        Under Section 145 of the General Corporation Law of Delaware (the "DGCL"), the Registrant is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors, officers, employees and agents against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors, officers, employees or agents of the Registrant. Such section also permits the Registrant to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liability which may be asserted against, or incurred by, such persons in their capacities as directors, officers, employees or agents of the Registrant, or which may arise out of their status as directors, officers, employees or agents of the Registrant whether or not the Registrant would have the power to indemnify such persons against such liability under the provisions of the DGCL.

        Under Article VIII of the Registrant's Amended and Restated Bylaws, the Registrant is required to indemnify and reimburse the expenses of all directors, officers, employees or agents to the maximum extent permitted by Section 145 of the DGCL or any successor provision thereto.

        The Registrant's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the fullest extent permitted by the DGCL.

        The Registrant's officers and directors currently are covered by insurance protecting them from claims brought against them for acts or omissions related to the conduct of their duties, including, in certain circumstances, claims brought under the Securities Act.

Item 8. Exhibits

4.1	Catalyst International, Inc. 2001 Stock Option Plan, incorporated by reference to the Registrant's Proxy Statement for the 2001 Annual Meeting of Shareholders.

4.2	Catalyst International, Inc. U.K. Approved Company Share Option Scheme.

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

24	Power of Attorney for Directors of the Registrant - included on signature page hereof.

Item 9. Undertakings*

        The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

_________________
* Paragraphs correspond to Item 512 of Reg. S-K.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milwaukee, Wisconsin, on June 12, 2001.
CATALYST INTERNATIONAL, INC.
(Registrant)

By: /s/ Douglas B. Coder
Douglas B. Coder, Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas B. Coder and Laura L. Fese and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas B. Coder	Date: June 12, 2001
Douglas B. Coder,
Chairman of the Board and a Director
(Principal Executive Officer)

/s/ Charles A. Behrens	Date: June 12, 2001
Charles A. Behrens,
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Roy J. Carver	Date: June 12, 2001
Roy J. Carver, Jr.,
Director

/s/ James F. Goughenour ;	Date: June 12, 2001
James F. Goughenour,
Director

/s/ Terrence L. Mealy	Date: June 12, 2001
Terrence L. Mealy,
Director

/s/ Elizabeth J. Reeves	Date: June 12, 2001
Elizabeth J. Reeves,
Director

EXHIBIT INDEX

        Exhibits

4.1	Catalyst International, Inc. 2001 Stock Option Plan, incorporated by reference to the Registrant's Proxy Statement for the 2001 Annual Meeting of Shareholders.

4.2	Catalyst International, Inc. U.K. Approved Company Share Option Scheme.

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

24	Power of Attorney for Directors of the Registrant - included on signature page hereof.